UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2013

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2013, Frontier Airlines, Inc. ("Frontier"), a wholly owned subsidiary of Republic Airways Holdings Inc. (the "Company"), entered into an amendment to the letter, dated January 30, 2012, between Frontier and David N. Siegel, the CEO, President and Interim COO of Frontier (the "Amendment").

The Amendment (i) extended the term of employment for Mr. Siegel until December 31, 2013; (ii) increased the amount of the success fee payable to Mr. Siegel upon completion of a successful qualifying transaction involving Frontier to 0.75% of the equity value raised above a Frontier pre-money equity valuation of $50.0 Million with a threshold payment of $750,000 (the "Success Fee"); (iii) clarified that in order to receive the Success Fee, Mr. Siegel must be employed at Frontier as of the date of the qualifying transaction; (iv) decreased the amount of time after termination of Mr. Siegel's employment term during which Mr. Siegel is eligible to receive the Success Fee from six months to three months; (v) reduced to three months the amount of time following a change of control during which Mr. Siegel is eligible to receive severance if he is terminated as CEO by the successor company or he decides not to continue as CEO following a constructive termination and modified the circumstances constituting constructive termination; and (vi) increased the cap on the aggregate amount Mr. Siegel is entitled to receive for the Success Fee and the severance payment (excluding the pro-rated portion of the 2013 annual incentive payment) from $1,400,000 to $1,650,000.

(All other items on this report are inapplicable.)

Item 9.01    Financial Statements and Exhibits .

(d)    Exhibits.

10.80    Letter amending Employment Letter, by and between Frontier Airlines, Inc. and David N. Siegel dated as of April 1, 2013.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By:     /s/ Timothy P. Dooley
Name:    Timothy P. Dooley
Title:    Senior Vice President and
Chief Financial Officer

Dated: April 30, 2013

EXHIBIT INDEX
Exhibit Number                    Description
10.80    Letter amending Employment Letter, by and between Frontier Airlines, Inc. and David N. Siegel dated as of April 1, 2013.